UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2021

Tilray, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38594	82-4310622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Maughan Rd., Nanaimo, BC, Canada	V9X 1J2
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 845-7291

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 2 Common Stock, $0.0001 par value per share	TLRY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2021, Tilray, Inc. (the “Company”) and Andrew Pucher reached the mutual decision to have Mr. Pucher step down as the Company’s Chief Corporate Development Officer, effective as of March 31, 2021.

Pursuant to an employment agreement by and between the Company and Mr. Pucher (the “Employment Agreement”), Mr. Pucher will receive a severance payment equal to 20 months his base salary and his target annual bonus which has been earned but not yet paid, as then in effect, and accelerated vesting of the portion of each outstanding equity incentive award that would have vested had Mr. Pucher remained employed through the next vesting date prorated for his period of employment during the vesting period within which Mr. Pucher’s employment is terminated. Mr. Pucher is also entitled to all additional contractual benefits (including medical) for up to 20 months after termination. Upon a change in control of the Company, all of Mr. Pucher’s equity-based awards will vest in full. Such severance payments are conditional on Mr. Pucher delivering, and not revoking, in the form provided by the Company, a separation agreement including general release of claims against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and other related parties and allowing such release to become effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tilray, Inc.

Date: January 28, 2021	By:	/s/ Brendan Kennedy
Brendan Kennedy
President and Chief Executive Officer

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